EXHIBIT 99.1

Pharmagen Appoints Additional Members to its Board of Directors

SILVER SPRING, Md., May 29, 2014 /PRNewswire via COMTEX/ -- Pharmagen, Inc. (OTCPink: PHRX) (the “Company” or “Pharmagen”) announces that effective June 1, 2014, it has appointed three additional members to its Board of Directors, which now consists of five (5) members. Under its agreement with Bagel Boy Equity Group II, LLC, and as part of its Consolidation and Capital Restructure Plan, the Company agreed to establish a five (5) member Board of Directors in order to create a more transparent and mutually aligned organization between the founders, new investment, and targets that are part of the Company's Roll-up Consolidation Plan.

The newly created five (5) member Board of Directors is comprised of the following individuals:

Mackie Barch, CEO, Pharmagen, Inc. Richard A. Wolpow, (Chairman) Managing Partner, Bagel Boy Equity Group II LLC Danny Barnes, PharmD, President & CEO, Triangle Compounding Pharmacy Stephen M. Perry, President & CEO Kymanox, LLC David S. Rowley, Managing Partner, Chestnut Hill Partners.

“The new Board of Directors (“BOD”) represents individuals who bring a high caliber of knowledge and expertise to the Company. We are very proud to have each and everyone one of them on the board. We anticipate that they will all be very active members in assisting the company in carrying out its goals,” stated Richard A. Wolpow, Pharmagen's Chairman.

Quotes from our new Board Members:

Stephen Perry, founder of Kymanox adds, “I am proud to have supported Mackie Barch and the Pharmagen team since they shared their inspiring vision in late 2012. At the time, the healthcare industry was reeling from the New England Compounding Center tragedy. Fast forward to today, and Pharmagen is poised to be an industry leader with respect to the FDA's newly promulgated 503B Outsourcing Facility regulations. Pharmagen is also implementing advanced manufacturing science and technology to ensure safe, effective, and timely medications for patients across the nation.”

David Rowley - “I am thrilled to join the board of a company poised for growth that is focusing on elevating standards of quality and compliance, in an industry where many tend to run from regulatory oversight,” “As part of Pharmagen's Board of Directors, I look forward to working closely with this impressive organization as they continue to make the right investments in regulatory, people and platforms that will take Pharmagen to the next level,” said David S. Rowley, Managing Director, Chestnut Hill Partners.

Danny Barnes PharmD - “I am excited and honored to join the board of such an innovative company as Pharmagen. I look forward to being part of a leadership team with a shared vision of innovation and quality focus for providing medications and IT solutions to patients, physicians and hospitals.”

“The Pharmagen team has been working hard for years to get to this moment and I couldn't be happier. I'm so thankful for everybody's involvement and commitment to the long-term vision of where we need go as an organization. It's a great day for the Company and our shareholders,” said Mackie A. Barch, CEO of Pharmagen.

About Pharmagen: Pharmagen, Inc. (“Pharmagen”), and wholly owned subsidiaries and operating divisions Pharmagen Laboratories, Inc., Pharmagen Distribution, LLC and Pharmagen Nutraceuticals, Inc. offers innovative solutions to the nations sterile pharmaceutical crisis. With a multi-solution approach, Pharmagen is helping to meet the demand of the health provider market through independent wholesale, compounding, and IT solutions. Nationally focused, Pharmagen is a distributor of specialty drugs, compounding and admix pharmacy and producer of over-the-counter (“OTC”) branded multivitamins. Pharmagen currently functions as a just-in-time source of supply for hospitals for those products that are hard-to-find.

Contact: 888-264-4597 or info@pharmagenrx.com Follow Us on Twitter: @pharmagenrx or The Drug Shortage Reporthttp://drugshortagereport.blogspot.com/

About Bagel Boy Equity Group II, LLC: Bagel Boy Equity Group II, LLC, was founded it Managing Partner, Richard A. Wolpow. Mr Wolpow has been advising and operating small to mid-size private and public companies for over 20 years. He is or has been founder and chief operator of a number of company's primarily in the Healthcare industry. Currently, Mr. Wolpow is on the Board of Directors or three companies, is an operating partner of a healthcare specific private equity firm and is the Trustee for a private charitable trust.

About Triangle Compounding Pharmacy: Triangle Sterile Compounding Pharmacy has been serving the patients and physicians of North Carolina for over a decade. Triangle Compounding Pharmacy was the first pharmacy in North Carolina accredited by the Pharmacy Compounding Accreditation Board (PCAB) demonstrating its commitment to quality. Triangle Compounding Pharmacy specializes in compounding unique medications such as a wide range of preparations including high-risk sterile medications, sterile ophthalmic products, pediatric specialty medications, and clinical trials. (www.trianglecompounding.com)

About Kymanox, LLC: Now it its 10th year, Kymanox (www.kymanox.com) differentiates itself by offering a broad range of technical services and products with turnkey project delivery. Clients are served globally in the areas of biotechnology, pharmaceuticals, medical devices, compounding, and nanotechnology. Kymanox routinely provides regulatory compliance and process engineering support. The team includes 60 full-time and contract employees, many of whom are recognized as subject matter experts in their respective fields. Kymanox owns and maintains the following entities: CMOLocator for finding bio Contract Manufacturing Organizations (CMOs), KymaSTORE for instant downloads, GMPPENS for CGMP Compliant Indelible Ink, and KymaPRO for online project collaboration.

About Chestnut Hill Partners: Chestnut Hill Partners is a nationally recognized merchant bank with over $5.5B in transactions closed over 15 years. Specializing in merger and acquisition originations, Chestnut Hill is retained by leading private equity firms and corporations seeking targeted industry investments. Our experienced professionals discreetly and confidentially bring clients together with companies seeking investment capital, and owners seeking majority or minority sale transactions. CHP also co-invests their own capital along side their fund clients. (www.chestnuthillpartners.com)

Safe Harbor Statement Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast”, “anticipate”, “estimate”, “project”, “intend”, “expect”, “should”, “believe”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Pharmagen actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Pharmagen's filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Pharmagen herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Pharmagen disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

SOURCE: Pharmagen, Inc.